EXHIBIT 99.3
[CUMULUS MEDIA INC. LETTERHEAD]
Cumulus Media Inc. Announces Private Offering of $610.0 Million of Senior Notes due 2019
ATLANTA, April 25, 2011 /(BUSINESS WIRE)/ — Cumulus Media Inc. (NASDAQ: CMLS) (the “Company”) announced today that it plans to offer $610.0 million aggregate principal amount of senior notes due 2019 (the “Notes”) in a private transaction that is exempt from the registration requirements of the Securities Act of 1933 (the “Act”). The Notes will be guaranteed by certain of the Company’s existing and future direct and indirect domestic restricted subsidiaries and, in certain circumstances, may be assumed by a direct wholly owned subsidiary of the Company, in which case the Company will guarantee the Notes.
As a part of its refinancing transactions in connection with its pending acquisitions of Cumulus Media Partners, LLC and Citadel Broadcasting Corporation, the Company intends to use the net proceeds from the offering of Notes to (i) repay in full all outstanding amounts under the term loan facility under the Company’s existing senior secured credit facilities and (ii) pay fees and expenses related to the offering of Notes. Any remaining proceeds will be used for general corporate purposes. The consummation of the offering of Notes is conditioned upon customary closing conditions.
The Notes and the related guarantees have not been, and will not be, registered under the Act or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The Notes will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes or any other securities, and shall not constitute an offer, solicitation or sale of any Notes or other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135c under the Act.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and include statements relating to the offering of Notes, including the use of proceeds thereof. These statements are based on management’s current expectations and beliefs and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, the Company’s ability to complete the offering of Notes. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are and will be discussed in the Company’s filings with the Securities and

Exchange Commission from time to time, including its most recent annual report on Form 10-K and any subsequently filed periodic reports. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
Contacts:
Cumulus Media Inc.
J.P. Hannan, 404-260-6600
Senior Vice President, Treasurer & Chief Financial Officer

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